Exhibit 3.1

CERTIFICATE OF DESIGNATION, PREFERENCES, RIGHTS AND
LIMITATIONS OF

SERIES B CONVERTIBLE PREFERRED STOCK OF

ANTEX BIOLOGICS INC., PAR VALUE $0.01 PER SHARE

      ANTEX BIOLOGICS INC., hereafter called the “Company,” a corporation organized and existing under the laws of the State of Delaware, does hereby certify that, pursuant to the authority conferred upon the Company’s Board of Directors (the “Board”) by the Company’s Certificate of Incorporation (the “Certificate of Incorporation”), said Board, by actions duly taken on June 20, 2001, duly adopted a resolution providing for the issuance of a series of preferred stock consisting of 8,000 shares of the Company’s Series B Convertible Preferred Stock, par value $0.01 per share, which resolution is as follows:

RESOLVED, that, pursuant to the authority vested in the Board by the Certificate of Incorporation, the Board hereby designates, creates, authorizes and provides for the issuance of a series of preferred stock, par value $0.01 per share, which shall be designated as Series B Convertible Preferred Stock, and which shall have the designation, preferences, rights and limitations as follows:

CERTIFICATE OF DESIGNATION OF
SERIES B CONVERTIBLE PREFERRED STOCK
OF ANTEX BIOLOGICS INC.

      1.     Designation, Amount, Par Value, Stated Value, Rank and Certain Defined Terms.

      a.     The preferred stock authorized under this Certificate of Designation shall be designated as the Series B Convertible Preferred Stock (the “Series B Preferred Stock”), and the number of shares so designated shall be 8,000, subject to adjustment for any stock splits, stock dividends or similar transactions affecting the Series B Preferred Stock. Each share of Series B Preferred Stock, par value $0.01 per share, shall have a stated value of $1,000 per share (the “Stated Value”).

      b.     The Series B Preferred Stock shall rank senior to all classes of Common Stock and senior to or pari passu with each other series of preferred stock or any other class of capital stock of the Company convertible into Common Stock of the Company with respect to dividend distributions, redemptions and distributions upon Liquidation.

      c.     Certain terms used herein are defined in Section 11 hereof.

      2.     Dividends.

      a.     Holders shall be entitled to receive, when and as declared by the Company’s Board, out of funds legally available therefor, and the Company shall pay, cumulative dividends at the rate per share (as a percentage of the Liquidation Value per share) equal to 7% per annum, payable semi-annually, on January 15 and July 15 of each year (each a “Dividend Payment Date”) commencing on January 15, 2002, in cash or shares of Common Stock, as set forth in Section 2(b), at the option of the Company. The record date for any dividend payment pursuant to this Section 2(a) is the close of business on January 1 or July 1, as the case may be, whether or not a Business Day, immediately preceding a Dividend Payment Date. Dividends on the Series B Preferred Stock shall be calculated on the basis of a 365-day year (or 366-day year for any leap year), shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date and be cumulative whether or not declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Accrued and unpaid dividends on the Series B Preferred Stock for any shares which are being converted shall be paid on the date on which such Series B Preferred Stock is converted. Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Series B Preferred Stock, such payment shall be distributed ratably among the Holders based upon the number of shares held by each Holder.

      b.     Dividends may, at the Company’s option be paid in shares of Common Stock calculated based upon the Average Price on the date such dividends are due. It shall be assumed that the Company shall elect to make all payments of dividends in cash, unless the Company shall have given written notice to each Holder not less than twenty (20) calendar days prior to the applicable Dividend Payment Date of its intention to pay such dividends in Common Stock. Notwithstanding anything to the contrary contained herein, the Company may not issue shares of Common Stock in payment of the dividends if: (i) the number of shares of Common Stock at the time authorized, unissued and unreserved for all other purposes is insufficient to pay dividends hereunder in shares of Common Stock or there is an insufficient number of authorized shares of Common Stock reserved for full conversion of all shares of Series B Preferred Stock; (ii) such shares are not either registered for resale pursuant to the Registration Statement or freely transferable without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act, as determined by counsel to the Company pursuant to a written opinion letter addressed and in form and substance acceptable to the Holder and the transfer agent for such shares, subject to receipt from the Holder of a representation from such Holder that it is not an Affiliate of the Company or (iii) such shares are not listed or quoted on AMEX or a National Market.

      c.     So long as any Preferred Stock shall remain outstanding, except pursuant to existing agreements of the Company on the date hereof, neither the Company nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described herein) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities.

      3.     Liquidation.

      a.     In the event of any Liquidation resulting in a distribution of assets to the holders of any class or series of the Common Stock or preferred stock, each Holder shall be entitled to receive, prior and in preference to any distribution of any of the Company’s assets to the holders of any Junior Securities by reason of their ownership thereof, an amount per share equal to the sum of $1,000 (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like after the date upon which shares of Series B Preferred Stock were first issued), plus all accrued or declared but unpaid dividends thereon, together with any other amounts due in respect of the Series B Preferred Stock (the “Liquidation Value”). If upon the occurrence of a Liquidation, the assets and funds available for distribution among the Holders shall be insufficient to permit the payment to such Holders of the full aforesaid preferential amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the Holders in proportion to the full preferential amount each such Holder is otherwise entitled to receive.

      b.     The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

      4.     Voting Rights.

      a.     General Voting Rights. Each Holder shall have the right to one vote for each share of Common Stock into which the shares of Series B Preferred Stock owned by such Holder could then be converted (taking into consideration the limitations contained in Section 8 hereof), and with respect to such vote, such Holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Company’s charter documents, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series B Preferred Stock held by each Holder could be converted) shall be rounded to the nearest whole number.

      b.     Certain Limitations. As long as any shares of Series B Preferred Stock are outstanding, the Company shall not, and shall cause its subsidiaries not to, without the affirmative vote or consent of the Holders of 85% of the shares of the Series B Preferred Stock then outstanding (or, with respect to clause (iv) only, 75% of the shares of the Series B Preferred Stock then outstanding) voting or consenting, as the case may be, as one class (with shares held by the Company or any of its Affiliates not being considered to be outstanding for this purpose):

              (i) amend or otherwise alter this Certificate of Designation in any manner that adversely affects the absolute or relative rights, powers, preferences, privileges or voting rights given to the Series B Preferred Stock;

              (ii) amend or otherwise alter the Company’s Certificate of Incorporation, bylaws or other charter documents so as to adversely affect the absolute or relative powers, preferences or rights of the Series B Preferred Stock;

              (iii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series B Preferred Stock;

              (iv) sell all or substantially all of its assets to a non-Affiliate;

              (v) make an Unauthorized Transfer;

              (vi) avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Company under this Certificate of Designation; or

              (vii) enter into any agreement with respect to the foregoing

      5.     Conversion.

      a.     Optional Conversion. Each share of Series B Preferred Stock shall be convertible, at the option of the Holder thereof, at any time after the Original Issue Date, into that number of fully paid and non-assessable shares of Common Stock as is determined by the quotient of (i) the Stated Value over (ii) the per share Conversion Price in effect at the time of conversion, determined as hereinafter provided.

              (i) The conversion price for each share of Series B Preferred Stock (the “Conversion Price”) in effect on any Conversion Date shall be $2.00 (the “Initial Conversion Price”); provided, however, that, (A) if the Company fails to initiate a Phase I clinical trial on the Shigella vaccine within six (6) months of the Original Issue Date, or (B) if the Company fails to initiate a Phase II clinical trial on the Campylobacter vaccine within nine (9) months of the Original Issue Date, or (C) if the Company fails to produce a GMP lot of a lead antibiotic compound within nine (9) months of the Original Issue Date, or (D) if the Company fails to initiate pre-clinical toxicology bio-availability studies on a lead antibiotic compound within twelve (12) months of the Original Issue Date (any such failure referred to as an “Event,” and for purposes of clause (A) the date on which such six month period is exceeded, or for purposes of clauses (B) and (C) the date on which such nine month period is exceeded, or for purposes of clause (D) the date on which such twelve month period is exceeded, being referred to as the “Event Date”), upon the occurrence of each Event, the Conversion Price shall be decreased by an amount equal to 10% of the Initial Conversion Price as of the appropriate Event Date; provided that the maximum adjustment to the Initial Conversion Price shall be 30%. Any decrease in the Conversion Price pursuant to this Section shall remain in effect notwithstanding the fact that the Event triggering the reduction subsequently occurs.

      b.     Automatic Conversion. On July 3, 2004, or if at any time after July 3, 2002, the Per Share Market Value exceeds $4.00, for a period of twenty (20) consecutive Trading Days,

whichever is earlier (the “Triggering Event”), all shares of Series B Preferred Stock then outstanding shall, by virtue of and simultaneously with such Triggering Event and upon five (5) Business Days prior notice to the Holders by the Company, be automatically converted into that number of fully paid and non-assessable shares of Common Stock into which such shares of Series B Preferred Stock would have been convertible in the event of an optional conversion at such time pursuant to Section 5(a) hereof; provided, however, that such Triggering Event shall not trigger the automatic conversion of the Series B Preferred Stock into Common Stock unless (A) (1) any Registration Statement required to be filed and be effective pursuant to the Registration Rights Agreement is then in effect and sales of all of the Underlying Shares can be made thereunder or (2) the Underlying Shares are able to be sold without registration pursuant to Rule 144(k) promulgated under the Securities Act, (B) the Company has a sufficient number of authorized shares of Common Stock reserved for issuance upon full conversion of the Series B Preferred Stock at the then applicable Conversion Price, and (C) the Company is not then in breach of Section 5(c) hereof.

      c.     Mechanics of Conversion. A Holder shall effect conversions by surrendering to the Company, or to the Company’s transfer agent, the certificate or certificates representing the shares of Series B Preferred Stock to be converted, together with a copy of the form of conversion notice attached hereto as Exhibit A (the “Conversion Notice”). Each Conversion Notice shall specify the Holder, the name or names in which the certificate or certificates for shares of Common Stock are to be issued, the number of shares of Series B Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice by facsimile (the “Conversion Date”). Such Holder agrees to deliver the certificates or certificates representing the shares of Series B Preferred Stock to be converted as promptly as practicable thereafter. Upon delivery of the Conversion Notice, the Holder shall have no rights as a Holder of the shares of Series B Preferred Stock to be converted other than the right to receive the Underlying Shares. If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is deemed delivered pursuant to Section 12. The Company shall, within three (3) Trading Days after the receipt of the Conversion Notice, cause to be delivered to the Holder, or to such Holder’s nominee or nominees, (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required pursuant to the Purchase Agreement or otherwise required by law) representing the number of shares of Common Stock being acquired upon the conversion of shares of Series B Preferred Stock and (ii) if the Holder is converting less than all the shares of Series B Preferred Stock represented by the certificate or certificates tendered by the Holder with the Conversion Notice, one or more certificates representing the number of shares of Series B Preferred Stock not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Conversion Date. Upon the Holders’ request, and in compliance with the provisions hereof, in lieu of physical delivery of the shares of Common Stock, provided the Company’s transfer agent is participating in the Depositary Trust Company (“DTC”) Fast Automated Securities Transfer (FAST) program, the Company shall use reasonable efforts to cause its transfer agent to electronically transmit any certificate or certificates required to be delivered to the Holder (or the Holder’s nominee) under this Section

5 by crediting the account of the Holder’s (or the Holder’s nominee’s) Prime Broker with DTC through its Deposit Withdrawal Agent Commission system. The time period for delivery described herein shall apply to any such electronic transmittals. If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the applicable Holder by the tenth (10th) Trading Day after the Conversion Date, the Holder shall be entitled at any time before its receipt of such certificate or certificates to rescind such conversion by written notice to the Company, in which event the Company shall immediately return the certificates representing the shares of Series B Preferred Stock for which Common Stock was not delivered pursuant to such conversion.

      d.     Failure to Convert. In addition to any other rights available to a Holder, if the Company fails to deliver to such Holders (or the Holders’ designee) such certificate or certificates for shares of Common Stock pursuant to this Section 5 by the close of business on the third (3rd) Trading Day after the Conversion Date, and if after the close of business on the third (3rd) Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of some or all of the Underlying Shares which the Holder was entitled to receive upon such conversion (a “Buy-In”), then the Company shall (A) pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the number of shares of Common Stock purchased multiplied by (2) the market price of the Common Stock at the time of the sale giving rise to the Buy-In and (B) at the Holder’s option, either return the Series B Preferred Stock for which such conversion was not honored or deliver to such Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations under this Section 5. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of Series B Preferred Stock for which the aggregate market price of the Underlying Shares on the date of conversion totaled $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall furnish to the Company copies of confirmations or written evidence of the amounts payable to the Holder in respect of the Buy-In.

      6.     Reservation of Shares. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of issuance upon conversion of the Series B Preferred Stock and free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of Series B Preferred Stock, not less than 100% of such number of shares of Common Stock as shall be issuable (taking into account the adjustments of Section 7 hereof) upon the conversion of all outstanding shares of Series B Preferred Stock (without regard to any limitations on conversion). The Company shall, from time to time, take all steps necessary to increase the authorized number of shares of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued is insufficient to permit the conversion of all of the shares of the Series B Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued and fully paid, nonassessable and, subsequent to the effectiveness of the Initial Registration Statement (as defined in the Registration Rights Agreement) and other than any restrictions that may be imposed thereon by the Holder thereof, freely tradable.

      7.     Adjustment of Conversion Price.

      a.     Common Stock Dividends; Common Stock Splits; Reclassification. If the Company, at any time after the Original Issue Date (i) shall pay or make a stock dividend on its Common Stock in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock into a larger number of shares, (iii) issue any shares of the Common Stock by reclassification of shares of Common Stock or (iv) effects a reverse stock split (other than a reverse stock split as contemplated by Section 7(b) below), then the Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or re-classification.

      b.     Reverse Stock Splits. If the Company undertakes a reverse stock split in response to a notice from AMEX, or any other National Market on which the Common Stock is then trading, that the Common Stock is trading below AMEX’s or such other National Market’s requirements for continued listing, the Conversion Price shall be adjusted to the Average Price for the ten consecutive Trading Days commencing forty-five (45) days after the reverse stock split.

      c.     Extraordinary Dividends and Distributions. In case the Company at any time or from time to time after the date hereof shall declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of other or additional stock or other securities or property or Options by way of dividend, spin-off, reclassification, recapitalization or similar corporate rearrangement) on the Common Stock other than (a) a dividend payable in additional shares of Common Stock or (b) a dividend payable in cash and declared out of the earned surplus of the Company as at the date hereof as increased by any credits (other than credits resulting from a revaluation of property) and decreased by any debits made thereto after such date, then, and in each such case the Conversion Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of any class of securities entitled to receive such dividend or distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Conversion Price by a fraction

              (i) the numerator of which shall be the Per Share Market Value in effect on such record date or, if the Common Stock trades on an ex-dividend basis, on the date prior to the commencement of ex-dividend trading, less the fair market value of such dividend or distribution (as determined in good faith by the Board) applicable to one share of Common Stock, and

              (ii) the denominator of which shall be such Per Share Market Value

,provided that, in the event that the amount of such dividend as so determined is equal to or greater than such Per Share Market Value or in the event that such fraction is less than 0.8, in lieu of the foregoing adjustment, adequate provision shall be made so that the Holder shall receive a pro rata share of such dividend based upon the maximum number of shares of Common Stock at the time issuable to such Holder (determined without regard to whether the Series B Preferred Stock is convertible at such time).

      d.     Record Date. If the Company establishes a record date for the purpose of entitling holders of Common Stock to receive a dividend or other distribution payable in Common Stock, rights, options, warrants or other securities, then, for the purposes of this Section 7, such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution, as the case may be.

      e.     Notice of Adjustment. Whenever the Conversion Price is adjusted pursuant to this Section 7 the Company shall promptly deliver to the Holders a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Such notice shall be signed by the chairman, president or chief financial officer of the Company.

      f.     Adjustment for Reclassification, Exchange and Substitution. If at any time after the Original Issue Date the Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision of its Common Stock or dividend on it shares of Common Stock paid in shares of Common Stock, the adjustment for which is provided for in Section 7(a), and other than a reorganization, merger or consolidation, the adjustment for which is provided for in Section 7(g)), in any such event each Holder of Series B Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change with respect to the maximum number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change (without taking into account any limitations or restrictions on the convertibility of the Series B Preferred Stock), all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof.

      g.     Reorganizations, Mergers or Consolidations. If at any time after the Original Issue Date the Common Stock is converted into other securities or property, whether pursuant to a reorganization, merger, consolidation or otherwise (other than a recapitalization, subdivision, reclassification, exchange or substitution of shares provided for elsewhere in this Section 7), as a part of such transaction, provision shall be made so that the Holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion thereof the number of shares of stock or other securities or property to which a holder of the maximum number of shares of Common Stock deliverable upon conversion would have been entitled in connection with such transaction (without taking into account any limitations or restrictions on the convertibility of the Series B Preferred Stock), subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7 with respect to the rights of the Holders Series B Preferred Stock after such transaction to the end that the provisions of this Section 7 (including adjustment of the Series B Conversion Price then in effect and the number of shares issuable upon conversion of the Series B Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

      h.     Issuances Below Conversion Price. If the Company, at any time when any shares of Series B Preferred Stock are outstanding, takes any of the actions described in this Section 7(h), then immediately after such action the Conversion Price then in effect shall be adjusted as described in this Section 7(h).

              (i) issues or sells any Common Stock (other than Excluded Securities);

              (ii) grants, issues or sells any rights, options or warrants to subscribe for or to purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such rights, options or warrants being herein called “Options” and such convertible or exchangeable stock or securities being herein called “Convertible Securities”) (other than any Excluded Securities); or

              (iii) issues or sells any Convertible Securities (other than Excluded Securities);

for (1) with respect to paragraph (h)(i) above, a price per share, or (2) with respect to paragraphs h(ii) or h(iii) above, a price per share for which Common Stock issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is, less than the Conversion Price in effect immediately prior to such issuance, grant or sale, then, immediately after such issuance, grant or sale the Conversion Price then in effect shall be reduced to an amount equal to the consideration per share of Common Stock received or to be received in connection with such issuance, grant or sale (including, the consideration, if any, to be received upon the exercise of such Options or the conversion or exchange of such Convertible Securities). If there is a change at any time in (x) the exercise price provided for in any Options, (y) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or (z) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock, then immediately after such change in exercise price, additional consideration or rate of conversion or exchange, the Conversion Price in effect at the time of such change shall be further readjusted to give effect to such changed exercise price, additional consideration or changed conversion or exchange rate, as the case may be.

      i.     Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Section 7(h), the following shall be applicable:

              (i) Calculation of Consideration Received. If any Common Stock, Options or Convertible Securities are issued or sold for cash, the consideration received therefor will be deemed to be the amount received by the Company therefor, without deducting any expenses paid or incurred by the Company or any commissions or compensations paid or concessions or discounts allowed to underwriters, dealers or others performing similar services in connection with such issue or sale. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities listed or quoted on a National Market, in which case the amount of consideration received by the Company will be the Average Price of such security for the ten (10) consecutive Trading Days immediately preceding the date of receipt thereof. The fair value of any consideration other than cash or securities listed or quoted on a National Market will be determined jointly by the Company and the Holders of a majority of the shares of Series B Preferred Stock then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within forty-eight (48) hours of the tenth (10th) day following the Valuation Event by an Appraiser selected in good faith by the Company, and agreed upon in good faith by the Holders of a majority of the shares of Series B Preferred Stock then outstanding. The determination of such Appraiser shall be binding upon all parties absent manifest error.

              (ii) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto the aggregate consideration of the Options shall be determined by an Appraiser selected mutually, in good faith, by the Holders of a majority in interest of the shares of the Series B Preferred Stock and the Company.

      j.     Notice of Certain Events. If:

              (i) the Company shall declare a dividend (or any other distribution) on its Common Stock;

              (ii) the Company shall declare a special nonrecurring cash dividend on or effect a redemption of its Common Stock;

              (iii) the Company shall authorize the granting to the holders of its Common Stock rights, options or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights;

              (iv) the approval of the Company’s stockholders shall be sought in connection with any reclassification of the Common Stock or any Change of Control Transaction;

              (v) the Company shall make an Unauthorized Transfer; or

              (vi) the Company shall authorize the Liquidation;

then the Company shall cause to be delivered to the Holders at the address specified herein, at least fifteen (15) calendar days prior to the applicable record or effective date hereinafter specified, a notice (provided such notice shall not include any material non-public information) stating (a) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, or granting of options, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights, options or warrants are to be determined or (b) the date on which such reclassification, Liquidation, Change of Control Transaction or Unauthorized Transfer is expected to become effective or close, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable in connection with such reclassification or Change of Control Transaction. Nothing herein shall prohibit the Holders from converting shares of Series B Preferred Stock held by such Holder during the fifteen (15) day period commencing on the date of such notice and ending on the date immediately preceding the date of the event triggering such notice.

      k.     [Intentionally Omitted]

      l.     Rounding. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

      m.     Other Events. If the Company grants any stock appreciation rights, phantom stock rights or other rights with equity features (excluding the issuance of any Excluded Securities) that adversely affects the rights of any holder of the Series B Preferred Stock, but is not expressly provided for by Section 7 hereof, then the Board will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holders or assigns; provided, however, that no such adjustment will increase the Conversion Price.

      n.     Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the Company’s account, if any, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock by the Company.

      Notwithstanding the foregoing, in no event shall any provision in this Section 7, other than a reverse stock split, result in a Conversion Price that is greater than the Initial Conversion Price.

      8.     Restriction on Conversion by the Holder. Notwithstanding anything herein to the contrary, in no event shall any Holder have the right to convert shares of Series B Preferred Stock if as a result of such conversion the aggregate number of shares of Common Stock beneficially owned by such Holder and its Affiliates would exceed 4.99% of the outstanding shares of the Common Stock following such conversion. For purposes of this Section 8, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. The provisions of this Section 8 may be waived by a Holder as to itself (and solely as to itself) upon not less than sixty-five (65) days prior written notice to the Company, and the provisions of this Section 8 shall continue to apply until such 65th day (or later, if stated in the notice of waiver). In no event shall the Company have any liability under the terms of this Certificate of Designation or otherwise to a Holder in the event that such Holder, upon the conversion of all or a portion of such Holder’s shares of Series B Preferred Stock, beneficially owns more than 4.99% of the outstanding shares of Common Stock following such conversion.

      9.     Mandatory Redemption. In case (a) the Company refuses to honor a duly executed Conversion Notice delivered pursuant to Section 5 hereof, (b) the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 5 on or prior to the fifteenth (15th) Trading Day after the Conversion Date (the “Delivery Date”), (c)(i) a Registration Statement for the Underlying Shares (as defined in the Purchase Agreement) shall not have been declared effective by the Securities and Exchange Commission on or prior to the 150th day after the closing date of the Additional Investment or December 28, 2001, whichever is earlier, (ii) after its initial effectiveness and prior to the expiration of the Company’s obligation to keep the Registration Statement effective as required under the Registration Rights Agreement, such Registration Statement lapses in effect or sales of all of the Underlying Shares otherwise cannot be made thereunder (other than by reason of any actions taken by a Holder) for more than twenty (20) consecutive days or forty (40) days in any twelve (12) month period, (other than by reason of Section 3(q) of the Registration Rights Agreement), (d) the Common Stock shall be delisted from AMEX or shall be suspended from trading on AMEX without resuming trading and/or being relisted thereon or having such suspension lifted, as the case may be, within ten (10) Business Days, (e) the Company makes an Unauthorized Transfer without the advance written consent of the Holder or (f) the Company consummates a Change of Control Transaction (each a “Redemption Event”), each Holder shall have the option to require the Company to redeem, from funds legally available therefor at the time of such redemption, its shares of Series B Preferred Stock at a price (the “Redemption Price”) equal to, at the option of such Holder, (i) the product of (A) the Per Share Market Value on the date the Redemption Event or, at the option of the Holder, on the date immediately preceding the date of payment in full by the Company of the Redemption Price (the “Determination Date”), and (B) the number of shares of Common Stock into which the Series B Preferred Stock is convertible as of such Determination Date or (ii) the product of (A) one hundred percent (100%) of the Stated Value and (B) the number of shares Series B Preferred Stock then held by such Holder. The Company shall pay the applicable Redemption Price to the Holder of the shares of Series B Preferred Stock being redeemed in cash on the Redemption Date; except that in the event of an occurrence of a Redemption Event specified in (d) above, the Company shall issue to the Holder on the Redemption Date a promissory note in the principal amount equal to the Redemption Price, bearing interest at the rate of 1% per month and payable in full 90 days after the Redemption Date. If the Company shall fail to pay the applicable Redemption Price to such Holder on the Redemption Date, the sole monetary remedy such Holder will have is that such unpaid amount shall bear interest at the rate of 1.0% per month until paid in full.

      10.     AMEX Limitation. If on any date (the “Threshold Date”) (a) the Common Stock is listed for trading on AMEX (or any other National Market), (b) the Conversion Price then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion in full of the then outstanding shares of Series B Preferred Stock if all such shares were converted on such Threshold Date (without regard to any limitations on conversion) combined with all other issuances of Common Stock, which under the requirements of AMEX (or any other National Market) are required to be aggregated with such issuance (including, without limitation, shares of Common Stock issued under Section 2(b) hereof and upon the exercise of Class E Warrants and Class F Warrants) for determining the need for stockholder approval (“Stockholder Approval”) for the listing of the shares to be issued on AMEX (or any other National Market), would equal or exceed 19.9% of the number of shares of the Common Stock outstanding immediately prior to the Original Issue Date (the “Issuable Maximum”), and (c) the issuance of shares of Common Stock in excess of the Issuable Maximum shall not have been approved by the stockholders of the Company in accordance with the applicable rules and regulations of AMEX (or any other National Market), then with respect to the aggregate number of shares of Common Stock issuable upon the conversion of the shares of Series B Preferred Stock then held by the Holders for which a conversion in accordance with the Conversion Price would result in an issuance of shares of Common Stock in excess of the Issuable Maximum (the “Excess Amount”), the Company shall use its reasonable efforts to obtain the Stockholder Approval applicable to such issuance as soon as is possible, but in any event not later than the 90th day after the Threshold Date unless the Company has previously used its commercially reasonable efforts to, but has failed to, obtain such approval; provided that such Stockholder Approval will satisfy the applicable rules and regulations of the AMEX (or other National Market). If such Stockholder Approval is not obtained the Company shall pay to such Holder an amount in cash equal to the greater of: (A)(1) the Average Price on the Threshold Date multiplied by (2) the number of shares of Common Stock equal to the Excess Amount, or (B) the Stated Value of Series B Preferred Stock that would represent the Excess Amount.

      Notwithstanding any provision of this Certificate of Designation to the contrary, unless and until Stockholder Approval is obtained, in no event shall the Company be required to convert any shares of Preferred Stock into shares of Common Stock if, after giving effect to such conversion, the aggregate number of shares of Common Stock previously issued upon the conversion of Preferred Stock and issued by the Company under Section 2(b) of this Certificate of Designation, combined with all shares of Common Stock issued upon the exercise of Class E Warrants and Class F Warrants and all other issuances of Common Stock, which under the requirements of AMEX (or any other National Market) are required to be aggregated with such issuances for determining the need for Stockholder Approval, would equal or exceed the Maximum Amount.

      11.     Definitions. For the purposes hereof, the following terms shall have the following meanings:

      “Additional Investment” has the meaning set forth in the Purchase Agreement.

      “Affiliate” means, with respect to any Person, another Person that, directly or indirectly, (i) controls that Person, (ii) is controlled by that Person or (iii) is under common control with that Person. “Control” for purposes of this Agreement, when used with respect to any Person, means the possession, direct or indirect, of the power to cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated”, “controlling” and “controlled” have meanings correlative to the foregoing.

      “AMEX” means American Stock Exchange.

      “Appraiser” means a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing.

      “Approved Stock Plan” means any contract, plan or agreement which has been approved by the Board or a committee thereof, pursuant to which the Company’s securities may be issued to any of the Company’s employees, officers or directors.

      “Average Price” on any date means (x) the sum of the Per Share Market Value for the ten (10) Trading Days immediately preceding such date minus (y) the highest and lowest Per Share Market Value during the ten (10) Trading Days immediately preceding such date, divided by (z) eight (8), or a similar calculation if another figure for the number of Trading Days is set forth for clause (x) of this definition.

      “Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday in the state of New York or a day on which banking institutions in the State of New York generally are authorized or required by law or other government action to close.

      “Buy-In” has the meaning set forth in Section 5(d).

      “Change of Control Transaction” means the consummation of any of (i) any acquisition or series of related acquisitions by any Person or “group” (as described in Section 13(d)(3) of the Exchange Act) of in excess of fifty percent (50%) of the voting power of the Company, (ii) the merger or consolidation of the Company with or into another Person (regardless of whether such transaction is with one or more Affiliates of the Company) or (iii) a sale, conveyance, lease, transfer or disposition of all or substantially all of the Company’s assets in one or a series of related transactions (regardless of whether such transaction is with one or more Affiliates of the Company).

      “Class E Warrants” means the Class E Warrants of the Company issued pursuant to the Purchase Agreement and in connection with the Additional Investment.

      “Class F Warrants” means the Class F Warrants of the Company issued pursuant to the Purchase Agreement and in connection with the Additional Investment.

      “Closing Date” has the meaning set forth in the Purchase Agreement.

      “Common Stock” means the Company’s common stock, par value $0.01 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

      “Conversion Date” has the meaning set forth in Section 5(c).

      “Conversion Notice” has the meaning set forth in Section 5(c).

      “Conversion Price” has the meaning set forth in Section 5(a)(i).

      “Convertible Securities” has the meaning set forth in Section 7(h)(ii).

      “Delivery Date” has the meaning set forth in Section 9(b).

      “Determination Date” has the meaning set forth in Section 9.

      “Dividend Payment Date” has the meaning set forth in Section 2(a).

      “DTC” has the meaning set forth in Section 5(c).

      “Event” has the meaning set forth in Section 5(a)(i).

      “Event Date” has the meaning set forth in Section 5(a)(i).

      “Excess Amount” has the meaning set forth in Section 10.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      “Excluded Securities” means (i) shares of Common Stock, Options or Convertible Securities issued or issuable pursuant to the terms of this Certificate of Designation and the Purchase Agreement, (ii) shares of Common Stock, Options or Convertible Securities issued by the Company in connection with an Approved Stock Plan, (iii) shares of Common Stock, Options or Convertible Securities issuable upon the exercise of any options, rights or warrants outstanding as of July 3, 2001 and set forth on Schedule 2.1(c) of the Purchase Agreement, (iv) shares of Common Stock, Options or Convertible Securities issued or issuable in connection with a bank credit agreement or a real estate or equipment lease or (v) shares of Common Stock, Options or Convertible Securities issued or deemed to be issued by the Company in connection with acquisition, merger, partnering, licensing or strategic transactions.

      “Holder” or “Holders” means the holder or holders of the Series B Preferred Stock.

      “Initial Conversion Price” has the meaning set forth in Section 5(a)(i).

      “Issuable Maximum” has the meaning set forth in Section 10.

      “Junior Securities” means all classes of Common Stock and each other class of capital stock or preferred stock of the Company that is not, expressly by its terms, made pari passu with the Series B Preferred Stock.

      “Liquidation” means any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary.

      “Liquidation Value” has the meaning set forth in Section 3(a).

      “National Market” means the NASDAQ National Market, the NASDAQ SmallCap Market, the New York Stock Exchange and AMEX.

      “Options” has the meaning set forth in Section 7(h)(ii).

      “Original Issue Date” shall mean the date of the first issuance of any shares of the Series B Preferred Stock, regardless of the number of subsequent transfers of any particular shares of Series B Preferred Stock and regardless of the number of certificates which subsequently may be issued to evidence such Series B Preferred Stock, which date shall coincide with the Closing Date.

      “OTCBB” means the Over-the-Counter Bulletin Board of the National Association of Securities Dealers, Inc.

      “Per Share Market Value” means on any particular date (a) the closing bid price per share of the Common Stock on such date on (i) the National Market on which the Common Stock is then listed or quoted, or, if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (ii) the OTCBB, as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its function of reporting prices), or (b) if the Common Stock is not then listed or quoted on any National Market or the OTCBB, the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the Holders of a majority in interest of the shares of the Series B Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select, in good faith, an additional Appraiser, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser; and provided, further that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during the period for calculation of the Average Price.

      “Person” means a means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

      “Purchase Agreement” means the Securities Purchase Agreement, dated as of the Original Issue Date, among the Company and the original Holders.

      “Redemption Event” has the meaning set forth in Section 9.

      “Redemption Price” has the meaning set forth in Section 9.

      “Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Original Issue Date, by and among the Company and the original Holders.

      “Registration Statement” has the meaning set forth in the Registration Rights Agreement.

      “Securities Act” means the Securities Act of 1933, as amended.

      “Series B Preferred Stock” has the meaning set forth in Section 1.

      “Stated Value” has the meaning set forth in Section 1.

      “Stockholder Approval” has the meaning set forth in Section 10.

      “Threshold Date” has the meaning set forth in Section 10.

      “Trading Day” means any day on which the OTCBB or any National Market on which the Common Stock is then listed or quoted is open for trading.

      “Triggering Event” has the meaning set forth in Section 5(b).

      “Unauthorized Transfer” means the transfer any material assets or an interest in any material assets to an Affiliate or other Person who will be an Affiliate after the transfer (other than an Affiliate that is wholly-owned by the transferor) in connection with a sale of securities by any such Affiliate to a Person other than a strategic investor.

      “Underlying Shares” means the shares of Common Stock into which the Series B Preferred Stock are convertible in accordance with the terms hereof.

      “Valuation Event” has the meaning set forth in Section 7(i)(i)

      12.     Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Certificate of Designations shall be in writing and shall be deemed to have been delivered (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile, provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party (if received by 5:30 p.m. EST where such notice is received) or the first business day following such delivery (if received on or after 5:30 p.m. EST where such notice is received); or (c) two (2) business days after deposit with a nationally recognized overnight courier, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

      If to the Company:

Antex Biologics Inc. 300 Professional Drive Gaithersburg, Maryland 20879 Telephone: (301) 590-0129 Facsimile: (301) 590-1252 Attention: V.M. Esposito, Chairman and CEO

      With a copy to:

Covington & Burling 1201 Pennsylvania Avenue, N.W. Washington, D.C. 20004 Telephone: (202) 662-6000 Facsimile: (202) 662-6291 Attention: D. Michael Lefever, Esq.

      If to the Transfer Agent:

American Stock Transfer and Trust Company 40 Wall Street New York, New York 10005 Telephone: (718) 921-8293 Facsimile: (718) 921-8334 Attention: Isaac Freilich

      If to Xmark Fund, Ltd. or Xmark Fund, L.P. to:

Brown Simpson Asset Management, LLC 152 West 57th Street, 21st Floor New York, New York 10029 Telephone: (212) 247-8200

Facsimile: (212) 247-1329 Attention: Peter Greene

      With a copy, in the case of Notice to Xmark Fund, Ltd. or Xmark Fund, L.P., to:

Akin, Gump, Strauss, Hauer & Feld, L.L.P. 590 Madison Avenue New York, New York 10022 Telephone: (212) 872-1000 Facsimile: (212) 872-1002 Attention: James Kaye

      If to S.A.C. Capital International, Ltd. to:

S.A.C. Capital Advisors, LLC 777 Long Ridge Road Stamford, Connecticut 06902 Telephone: (203) 614-2393 Facsimile: (203) 614-2000 Attention: Peter Nussbaum

      If to SDS Merchant Fund, LP to:

One Sound Drive, Second Floor Greenwich, Connecticut 06830 Telephone: (203) 629-0345 Facsimile: (203) 629-8400 Attention: Steve Derby

      If to OTATO, L.P.

c/o OTA Limited Partnership 1 Manhattanville Road Purchase, New York 10577 Telephone: (914) 694-5857 Facsimile: (914) 694-6342 Attention: Vinny DiGeso

Each party shall provide written notice to the other party of any change in address or facsimile number in accordance with the provisions hereof.

      13.     Lost or Stolen Certificates. Upon the Company’s receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any stock certificates representing the shares of Series B Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification (and, if required by the Company, the posting of a bond) undertaken by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of such certificates representing the shares of Series B Preferred Stock the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Company to convert such Series B Preferred Stock into Common Stock.

      14.     Remedies. In addition to being entitled to exercise all rights provided herein or granted by law or in equity, including recovery of damages, the Holders will be entitled to seek an injunction or injunctions to prevent breaches by the Company of the provisions of this Certificate and to seek to enforce specifically this Certificate and its terms and provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter.

      15.     Construction. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all Purchasers (as defined in this Purchase Agreement) and shall not be construed against any Person as the drafter hereof.

      16.     Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder of Series B Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

      17.     Fractional Shares. Upon a conversion hereunder, the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder of a share of Series B Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

      18.     Payment of Tax Upon Issue of Transfer. The issuance of certificates for shares of the Common Stock upon conversion of the Series B Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders so converted, and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid or is not payable.

      19.     Shares Owned by Company Deemed Not Outstanding. In determining whether the Holders of the outstanding shares of Series B Preferred Stock have concurred in any direction, consent or waiver under this Certificate of Designation, shares of Series B Preferred Stock which are owned by the Company shall be disregarded and deemed not to be outstanding for the purpose of any such determination. Shares of the Series B Preferred Stock so owned which have been pledged in good faith may be regarded as outstanding if (i) the pledgee establishes to the satisfaction of the Holders and the Company the pledgee’s right so to act with respect to such shares and (ii) the pledgee is not the Company or any other obligor of the Company.

      20.     Communications. The Holders shall be entitled to receive, and the Company shall deliver to the Holders, all communications sent by the Company to the holders generally of the Common Stock. Such communications shall be provided to the Holders at the same times and in the same manner as furnished to the Company’s stockholders generally.

      21.     Reacquired Shares. Any shares of Series B Preferred Stock redeemed, purchased, converted or otherwise acquired by the Company in any manner whatsoever shall not be reissued as part of the Company’s Series B Preferred Stock and shall be retired promptly after the acquisition thereof.

      22.     Registration of Transfer. The Company shall keep a register for the registration of the transfers of shares of Series B Preferred Stock at its principal office. Upon the surrender of any certificate representing shares of Series B Preferred Stock at such place, the Company shall, at the request of the record Holder of such certificate, execute and deliver (at the Company’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the Holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

      23.     No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, intentionally take any action to avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions hereof and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Series B Preferred Stock against impairment.

      24.     Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

[Signature Page Follows]

      IN WITNESS WHEREOF, Antex Biologics Inc. has caused this Certificate of Designation to be signed by its __________ on this ____ day of July, 2001.

By:___________________________ Name: Title:

Attest:

By:___________________________ Name: Title:

EXHIBIT A

NOTICE OF CONVERSION
AT THE ELECTION OF HOLDER

(To be Executed by the Registered Holder in
order to Convert shares of Series B Preferred
Stock)

      The undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock indicated below, into shares of common stock, par value $0.01 per share (the “Common Stock”), of Antex Biologics Inc. (the “Company”) according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

____________________________________________
Date to Effect Conversion

____________________________________________

Number of shares of Series B Preferred Stock to

be Converted

____________________________________________

Number of shares of Common Stock to be Issued

____________________________________________

Applicable Conversion Price

____________________________________________

____________________________________________

Name and Address of Person to whom Shares of
Common Stock are to be Issued

____________________________________________

Signature

____________________________________________

Name

____________________________________________

Address